Exhibit 99.(j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Julius Baer Investment Funds
Julius Baer Global Equity Fund Inc.

We consent to the use of our report, dated December 16, 2005 and incorporated herein by reference, to the Julius Baer International Equity Fund, Julius Baer International Equity Fund II, Julius Baer Total Return Bond Fund, and Julius Baer Global High Yield Bond Fund, each a series of Julius Baer Investment Funds, and to the Julius Baer Global Equity Fund Inc. and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS TABLES" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

                                                         /s/ KPMG LLP[

KPMG, LLP
Boston, Massachusetts
February 27, 2006